News Release

Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Richard J. Vatinelle
	Executive Vice President and	Vice President and
	Chief Financial Officer	Treasurer
	williamlowe@kemet.com	richardvatinelle@kemet.com
	864-963-6484	954-766-2838

KEMET ANNOUNCES COMPLETION OF REFINANCING; SIGNIFICANT LOWERING OF ANNUAL INTEREST EXPENSE; ADDED OPERATIONAL FLEXIBILITY

Greenville, South Carolina (May 1, 2017) - KEMET Corporation (the “Company” or “KEMET”) (NYSE: KEM), a leading global supplier of passive electronic components, announced today that it has entered into a new $345 million Term Loan Credit Facility. The proceeds are being used, together with cash on hand, to fund the redemption of all of KEMET’s outstanding 10½% Senior Notes due 2018 (the “Senior Notes”), which were also called for redemption today. The new Term Loan Credit Facility provides KEMET with lower annual cash interest expenses, resulting in interest expense savings of approximately $13 million annually, and provides additional operational flexibility to support its long-term growth objectives. The Term Loans were sold at 97 (with an original issue discount of 300 bps), and will bear interest at KEMET’s option at the Base Rate + 500 bps or LIBO + 600 bps (with a 100 bps LIBO floor), and reflect a current Corporate Rating of B3/B. The Term Loans mature April 28, 2024.

In connection with the closing of the new Term Loan Credit Facility, KEMET also entered into a new amendment to its revolving credit facility. The new amendment to the revolving credit facility provides KEMET with lower pricing and the ability to complete the refinancing. As part of the overall refinancing, KEMET also repaid all amounts outstanding under the revolving credit facility.
“We are pleased to bring this refinancing to completion in such a positive manner. This refinancing gives us significant annual cash interest expense savings, and also provides us with the financial and operating flexibility to achieve our long-term growth objectives,” stated Per Loof, the Company’s Chief Executive Officer. “This refinancing of our existing debt at improved interest rates and with lower cash interest expense will provide additional earnings per share for our shareholders,” continued Loof.

For details of the specific terms of the new Term Loan Credit Facility and amendment to the revolving credit facility, please refer to the Company’s Form 8-K related to these transactions. Advisors to the Company included Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and bookrunner for the Term Loan Credit Facility and Jenner & Block LLP as the Company’s legal counsel. Cahill Gordon & Reindel LLP acted as legal counsel to the sole lead arranger.

2835 KEMET Way, Simpsonville, SC 29681 USA
864.963.6300 www.kemet.com

KEMET Announces Completion of Refinancing

May 1, 2017

About KEMET

The Company's common stock is listed on the NYSE under the ticker symbol "KEM" (NYSE: KEM). At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET offers our customers the broadest selection of capacitor technologies in the industry, along with an expanding range of electromechanical devices, electromagnetic compatibility solutions and supercapacitors. Our vision is to be the preferred supplier of electronic component solutions demanding the highest standards of quality, delivery and service. Additional information about KEMET can be found at http://www.kemet.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following:
(i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate; (ii) continued net losses could impact our ability to realize current operating plans and could materially adversely affect our liquidity and our ability to continue to operate; (iii) adverse economic conditions could cause the write down of long-lived assets or goodwill; (iv) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased raw materials; (v) changes in the competitive environment; (vi) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vii) economic, political, or regulatory changes in the countries in which we operate; (viii) difficulties, delays or unexpected costs in completing the restructuring plans; (ix) acquisitions and other strategic transactions expose us to a variety of risks; (x) acquisition of NEC TOKIN may not achieve all of the anticipated results; (xi) our business could be negatively impacted by increased regulatory scrutiny and litigation; (xii) the inability to attract, train and retain effective employees and management; (xiii) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xiv) exposure to claims alleging product defects; (xv) the impact of laws and regulations that apply to our business, including those relating to environmental matters; (xvi) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xvii) changes impacting international trade and corporate tax provisions related to the global manufacturing and sales of our products may have an adverse effect on our financial condition and results of operations; (xiii) volatility of financial and credit markets affecting our

KEMET Announces Completion of Refinancing

May 1, 2017

access to capital; (xix) the need to reduce the total costs of our products to remain competitive; (xx) potential limitation on the use of net operating losses to offset possible future taxable income; (xxi) restrictions in our debt agreements that limit our flexibility in operating our business; (xxii) failure of our information technology systems to function properly or our failure to control unauthorized access to our systems may cause business disruptions; (xxiii) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions; and (xxiv) fluctuation in distributor sales could adversely affect our results of operations.